UNITED STATES	OMB APPROVAL
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 5, 2007

Trimas Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (248) 631-5400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit of Disposal Activities.

On October 4, 2007, TriMas Corporation announced that it is closing one of its North American plants that manufacture trailer hitches and related accessories for the automobile and light-duty truck aftermarket.  The plant located in Huntsville, Ontario, Canada has 163 employees and utilizes approximately 56,000 square feet in the production of aftermarket trailer hitch products. See our related press release, filed as Exhibit 99.1 and incorporated by reference herein, for a discussion of the facts and circumstances surrounding this action. The Company’s board of directors approved the closure at a meeting on October 1, 2007.

As stated in the release, the idling of the plant is the result of the Corporation’s continued rationalization of available and manufacturing and distribution capacity to improve competitiveness and better serve the needs of customers. Production at the facility is expected to conclude by December 31, 2007.

The special charges in 2007 associated with the plant closure are estimated at $11 million on a pre-tax basis, $10 million of which will be recognized in the fourth quarter of 2007, when the board of directors approved this action.  The remaining amount will be recognized in 2008.  Total costs are expected to consist of cash charges of approximately $5 million for severance and $2 million for other costs, and $4 million of non-cash charges related to accelerated depreciation on property and equipment

Item 9.01  Financial Statements and Exhibits.

(c)                                     Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date: October 5, 2007	By:	/s/ Joshua A. Sherbin
	Name:	Joshua A. Sherbin
	Title:	General Counsel